Exhibit 10.5

March 17, 2013

Michelle Coleman
[Address omitted]

Dear Michelle:

As per our discussions, I am most pleased to offer you the position of Chief Human Resources Officer with SunOpta Inc.

Personally, I am extremely confident that you will be a great fit with SunOpta and vice versa. Even more important, I am sure the role will be both challenging and rewarding, but also a great deal of fun as we continue to grow and position SunOpta as a world class leader in natural and organic foods. I look forward to working with you in this role.

TITLE
Chief Human Resources Officer

REPORTING TO
Steve Bromley, Chief Executive Officer

OFFICE LOCATION
7301 Ohms Lane Suite 600, Edina, Minnesota

START DATE
TBD

COMPENSATION

Starting Salary: Your base compensation will be set at US $235,000.00 per annum, prorated for any partial year of work. SunOpta, Inc. has 26 pay periods per year. Your salary and related compensation package will be reviewed annually with the next review scheduled for April 1, 2014.

Short–term incentive bonus: You will be eligible to participate in the SunOpta Corporate Bonus Plan (the “STI”). Your target bonus will be 30% of your salary, pursuant to the terms of the Bonus Plan. The short term inventive plan is administered in line with the fiscal reporting calendar. You will be eligible for bonus based on the SunOpta Corporate Bonus Plan, which is based on a combination of budgeted return on net asset (RONA) results (50%), budgeted corporate return on equity (25%) and budgeted net earnings at the corporate level (25%). This plan has a minimum threshold of 90% for all parameters and an upside is payable at 2% for each 1% of target bonus overachievement for each metric. For net earnings at a corporate level the over–achievement starts at 100% of the budget before any allowance. The terms of this plan are reviewed on an annual basis by the Board of Directors and are subject to change.

Exhibit 10.5

Long–Term Incentive: You will be entitled to an annual long–term incentive. Currently the incentive is awarded via an annual grant of stock options which will be targeted to be equivalent to 30% of your base salary, rounded to the nearest 100 shares. The calculation of the value of the options toward the amount equivalent to 30% of your base salary will be based on the "Black–Scholes" method for determining stock option value. The actual amount of the annual options grant is at the sole discretion of the Board of Directors after considering current business performance, current share price, availability of options in the Stock Option Plan and other factors as deemed appropriate by the Board. Options have a ten year term and vest over five years with the first 20% vesting after one year and 20% per year thereafter.

One–Time Stock Option Grant: In acknowledgment of your appointment to this position, 25,000 Stock Options will be granted to you at the first scheduled Board of Directors meeting following your commencement date, the exercise price of which shall be the closing price of the Company's common shares on the last trading day prior to this meeting. These options will vest 20% per annum on the anniversary date of the grant and have a ten year term. For greater clarity, all terms and conditions relating to these options shall be in accordance with the Company's Stock Option Plan. In the event the Company is unable to issue and price stock options at the first meeting following your commencement date due to restrictions with the issuance of securities by regulatory authorities, these options will be issued and priced based on the closing price on such date which is two days after the lifting of applicable restrictions or the earliest date authorized by the applicable regulatory authorities.

Car Allowance: $750.00 per month based on an allowance paid through payroll at $346.15 per pay.

Benefits: You will be eligible to participate in the SunOpta insurance benefit plan (the “Insurance Plan”), effective the 1st day of the month following 30 days of your hire date. You will find the details of this plan in our Employee manual.

401K: You will be automatically enrolled under the SunOpta 401K plan after six months of service.

Employee Stock Purchase Plan: You may elect to contribute between 1% and 10% of your base salary into the Employee Stock Purchase Plan, subject to maximum contribution limits as detailed in the Plan. (Plan limits value of stock received through the plan to a maximum of $25,000 per year). Stock is issued at the end of each quarterly offering period based on a 15% discount to the average share price immediately before the end of the offering period. You are eligible to enroll in the plan at the beginning of the next offering period subsequent to your start date. All senior management are encouraged to utilize this plan as one of the methods available to establish an ownership position in the Company.

Professional Fees: The Company will pay reasonable annual professional fees related to your employment.

Exhibit 10.5

Paid Time off: You will be granted PTO in accordance with SunOpta’s policies and procedures and the laws of Minnesota. You will be able to use four weeks PTO, pro–rated for the remainder of the calendar year, after completion of 90 days of employment

Change of Control: In the event of a Change of Control of the Company (defined as 50% or more of the common shares owned by one investor group) all unvested options will immediately vest.

In addition, should material changes be proposed to your position, you will have the option to receive a lump sum severance payment equal to twelve (12) months of the total of your then annual base salary and annual bonus, plus the continuation of the auto benefits and medical, dental and insurance benefits, with the exception of short and long term disability insurance, for a period of twelve (12) months following the date that employment is terminated.

For the purposes of calculating severance under a Change of Control, the bonus will be based on the higher of the average of the prorated year to date results, assuming a minimum of six (6) months have elapsed for that current fiscal year plus the preceding year bonus payout or the average bonus payout of your previous two years of employment.

Transition Allowance: You will also be provided the following one time benefits in recognition of your transition from your current employment.

1.	Your eligible bonus for 2013 will not be pro–rated based on your starting date, and thus you will qualify for full bonus in 2013.

2.	You will be paid an additional US $5,000.00 per month ($2,307.69 per pay period) for each month of full–time employment with SunOpta through to the end of 2013.

SUNOPTA POLICIES

Practices & Policies: You agree to be bound by and comply with all Company practices and policies whether written or not, of which you are aware, or of which you ought to be aware and such practices and policies form part of this contract of employment.

You confirm that you have read, signed and agree to abide by the terms and conditions of Business Ethics and Code of Conduct Policy as described in our employee manual.

OTHER:

This employment offer is contingent upon successful completion of pre–employment drug screening, background screening, and your ability to produce documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986 (as amended). Your employment with SunOpta shall be at will, meaning that either you or SunOpta may terminate your employment at any time for any reason or no reason at all.

Exhibit 10.5

Please sign a copy of this letter, and email your acceptance to the Talent Acquisition Department. Please retain a copy of this letter for yourself and return the original via mail as confirmation of your understanding and acceptance of these terms of employment.

Sincerely,

/s/ Steve Bromley

Steve Bromley
Chief Executive Officer
SunOpta, Inc.

I have read, understand and accept the terms and conditions set out in this letter.

/s/ Michelle Coleman	March 18, 2013
Signature:	Date: